Exhibit 99.1

Former Mervyn’s Stores in the Macerich Portfolio

Count	Center Name	City, State

Former Mervyn’s at Malls owned by Macerich (14)
Forever 21
1	Arrowhead Towne Center	Glendale, AZ
2	Lakewood Mall	Lakewood, CA
3	Los Cerritos Center	Cerritos, CA
4	South Towne Center & Marketplace	Sandy, UT
5	Victor Valley, Mall of	Victorville, CA
6	Inland Center	Inland Center
7	Northridge Mall	Salinas, CA
Kohl’s
1	Northgate Mall	San Rafael, CA
2	Stonewood Mall	Downey, CA
Vacant
1	Camelback Collonade	Phoenix, AZ
2	Desert Sky Mall	Phoenix, AZ
3	Mesa Mall	Grand Junction, CO
4	South Plains Mall	Lubbock, TX
5	Village Square II	Phoenix, AZ
Former Mervyn’s at a Mall managed by Macerich (1)
Forever 21
1	Montebello Town Center	Montebello, CA
Former Mervyn’s at Malls not owned or managed by Macerich (29)
Forever 21
1	Crossroads Plaza	Calexico, CA
2	Mall Del Norte	Laredo, TX
3	Tucson Mall	Tucson, AZ
4	Valle Vista Mall	Harlingen, TX
Kohl’s
1	Bayshore Mall	Eureka, CA
2	Brickyard Plaza	Salt Lake City, UT
3	Galleria at Sunset	Henderson, NV
4	Huntington Oaks S.C.	Monrovia, CA
5	Southland Mall	Hayward, CA
6	Galleria at South Bay, The	Redondo Beach, CA
7	Whittwood Towne Center	Whittier, CA
8	Zinfandel Square	Rancho Cordova, CA
Vacant
1	Centerpoint Mall	Oxnard, CA
2	Chula Vista Center	Chula Vista Center, CA
3	Cottonwood Mall	Albuquerque, NM
4	Fallbrook Mall	West Hills, CA
5	Freestanding	Marysville, CA
6	Goodyear Centerpointe	Goodyear, AZ
7	Janss Marketplace	Thousand Oaks, CA
8	Jess Ranch Marketplace	Apple Valley, CA
9	Mervyn’s Plaza	Yuma, AZ
10	Midland Plaza	Midland, TX
11	Milpitas Town Center	Milpitas, CA
12	Newgate Mall	Ogden, UT
13	Plaza 580	Livermore, CA
14	Santa Fe Place	Santa Fe, NM
15	Sunland Park Mall	El Paso, TX
16	Valley Fair Mall	West Valley City, UT
17	Washington Square	Petaluma, CA
44	Total Former Mervyn’s Owned by Macerich
Former Mervyn’s Owned by a Third Party, at a Mall owned by Macerich (1)
Kohl’s
1	Capitola Mall	Capitola, CA
45	Former Mervyn’s in the Macerich Portfolio